Exhibit 10.16

FCC
Equipment
Financing	Master Wholesale Loan and Security Agreement
For use in all Uniform Commercial Code States
     This Master Loan and Security Agreement (this “Agreement”), dated as of January 11, 2011, is entered into by and between Ironplanet, Inc., a Delaware corporation (“Debtor”), and FCC Equipment Financing, a Delaware corporation (“Secured Party”).
1. Term Loan Facility.
Subject to the terms and conditions set forth herein, Secured Party agrees to make term loans (each, a “Loan” and collectively, the “Loans”) to Debtor upon the terms as provided in Attachment A hereto, which Attachment A is incorporated herein by this reference. Each Loan shall be evidenced by a Schedule of Indebtedness and Collateral (each, a “Schedule” and collectively, the “Schedules”) in substantially the form set forth on Attachment B hereto. The aggregate principal amount of all Loans made by Secured Party to Debtor hereunder shall not exceed the Aggregate Facility Amount (as set forth in Attachment A). The proceeds of each Loan will be used by Debtor to purchase the equipment inventory described on the related Schedule.
2. Grant of Security Interest; Description of Collateral.
Debtor grants to Secured Party a security interest in the property described in the Schedules now or hereafter executed by or pursuant to the authority of Debtor and accepted by Secured Party in writing, along with all present and future attachments and accessories thereto and replacements and proceeds thereof including amounts payable under any insurance policy, all hereinafter referred to collectively as “Collateral”. Each Schedule shall be serially numbered. Unless and only to the extent otherwise expressly provided in a Schedule, no Schedule shall replace any previous Schedule but shall be supplementary to all previous Schedules.
3. What Obligations the Collateral Secures.
Each item of Collateral shall secure the specific amounts which Debtor promises to pay in the Schedule describing such Collateral and each of the other Schedules, together with such additional charges, expenses and fees owed by Debtor to Secured Party as set forth in this Agreement and each Schedule (collectively, the “Indebtedness”).
4. Promise to Pay; Terms and Place of Payment.
For each Schedule, Debtor promises to pay Secured Party the amounts set forth on each Schedule at the rate and upon such terms as provided in Attachment A hereto.
5. Collateral to Remain Personal Property; Location of Collateral.
Debtor warrants and agrees that the Collateral is to be used primarily for business or commercial purposes. Debtor and Secured Party agree that regardless of the manner of affixation, the Collateral shall remain personal property and not become part of the real estate. Debtor agrees to keep the Collateral at the location set forth in the applicable Schedule and will notify Secured

Party promptly in writing of any change in the location of the Collateral within such State, but will not remove, prior to the disposition thereof in accordance with Paragraph 8 below, the Collateral from such State without the prior written consent of Secured Party.
6. Late Charges and Other Fees.
Any payment not made when due shall, at the option of Secured Party, bear late charges thereon calculated at the rate of 1 1/2% per month, but in no event greater than the highest rate permitted by relevant law. Debtor shall be responsible to pay to Secured Party a returned check fee, not to exceed the maximum permitted by law, which fee will be equal to the sum of (i) the actual bank charges incurred by Secured Party plus (ii) all other actual costs and expenses incurred by Secured Party. The returned check fee is payable within ten (10) days after demand by Secured Party and shall constitute Indebtedness hereunder.
7. Debtor’s Warranties, Representations and Agreements.
Debtor warrants and represents:
(a)	that Debtor is justly indebted to Secured Party for the full amount of the foregoing Indebtedness set forth on each Schedule;

(b)	that except for the security interest granted hereby, the Collateral is free from and will be kept free from all liens, claims, security interests and encumbrances;

(c)	that no financing statement covering the Collateral or any proceeds thereof is on file in favor of anyone other than Secured Party but if such other financing statement is on file, it will be terminated or subordinated;

(d)	that all information supplied and statements made by Debtor in any financial, credit or accounting statement or application for credit prior to, contemporaneously with or subsequent to the execution of this Agreement with respect to this transaction are and shall be true, correct, valid and genuine in all material respects;

(e)	that Debtor has full authority to enter into this Agreement and in so doing it is not violating its charter or by-laws, or any law or regulation or agreement with third parties and it has taken all such corporate action as may be necessary or appropriate to make this Agreement binding upon it; and

(f)	that Debtor (a) is the type of organization, (b) is organized under the laws of the jurisdiction, (c) has its chief executive office, and (d) has the organizational identification number, all as set forth under Debtor’s name (which is its exact and complete legal name) at the signature line of this Agreement. Debtor agrees to notify Secured Party within 30 days of any change in any of the foregoing facts and information.
Debtor covenants and agrees:
(a)	to defend at Debtor’s own cost any action, proceeding or claim affecting or arising from the Collateral;

(b)	to pay reasonable attorneys’ fees and other reasonable expenses incurred by Secured Party in enforcing its rights against Debtor under this Agreement;

(c)	to pay promptly all taxes, assessments, license fees and other public or private charges when levied or assessed against the Collateral or this Agreement (except to the extent that Debtor is contesting any of the foregoing in good faith and for which it has established adequate reserves in accordance with generally accepted accounting principles), and this obligation shall survive the termination of this Agreement;

(d)	that if a certificate of title is required or permitted by law, Debtor shall obtain such certificate with respect to the Collateral, showing the security interest of Secured Party thereon, and in any event do everything necessary or expedient to preserve or perfect the security interest of Secured Party;

(e)	that Debtor will not misuse, fail to keep in good repair, secrete or, except as set forth in Paragraph 8 below, sell, rent, lend, encumber or transfer any of the Collateral without Secured Party’s consent, notwithstanding Secured Party’s right to proceeds;

(f)	that Secured Party may enter upon Debtor’s premises or wherever the Collateral may be located at any reasonable time to inspect the Collateral and Debtor’s books and records pertaining to the Collateral, and Debtor shall assist Secured Party in making such inspection;

(g)	that except as set forth in Paragraph 8 below, the security interest granted by Debtor to Secured Party shall continue effective irrespective of any retaking or redelivery of any Collateral and irrespective of the payment of the amount described in any Schedule so long as there is any Indebtedness outstanding under this Agreement or any Schedule; provided, however, that upon any assignment of this Agreement the assignee shall thereafter be deemed for the purpose of this Paragraph 7(g) the Secured Party under this Agreement;

(h)	to maintain net worth of at least twenty five million dollars ($25,000,000) at all times, as set forth in the financial statements required to be delivered under Paragraph 7(i)(I) below;

(i)	to provide Secured Party the following financial information: (I) within sixty (60) days after the end of each fiscal quarter of Debtor an unaudited balance sheet as of the end of such fiscal quarter and unaudited statements of income, of operations and shareholders’ equity and cash flows for such fiscal quarter and for the portion of Debtor’s fiscal year then ended, all in reasonable detail and fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Debtor in accordance with generally accepted accounting principles, subject only to normal year-end audit adjustments and the absence of footnotes; and (II) within one hundred twenty (120) days following fiscal year-end, the audited financial statements for each fiscal year-end of Debtor consisting of a balance sheet as of the end of such fiscal year and statements of income or operations and shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles, such statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Secured Party, which report and opinion shall be prepared in accordance with generally accepted auditing standards; and
(j)	to include on Debtor’s website a link to the website of Secured Party; provided, however, that Debtor may add such disclaimers regarding its relationship with Secured Party as may be advisable to Debtor in its reasonable discretion.
8. Sales of Collateral by Debtor; Release of Lien.
Debtor is a seller engaged in the business of selling Collateral of the kind described in Paragraph 2 of this Agreement. Both Debtor and Secured Party intend Debtor to sell this inventory Collateral, but only in the regular course of business as Debtor normally sells such inventory. Debtor may sell the Collateral or any part thereof in its regular course of business, on the conditions that the proceeds of sale of each item of Collateral shall not be less than the outstanding principal amount of Indebtedness set forth opposite such item of Collateral in the Schedule related thereto, plus interest and charges accrued with respect to such Indebtedness (collectively, the “Payoff Amount”), and that Debtor shall hold all proceeds of sale up to the Payoff Amount in trust for and shall account for and remit the proceeds to Secured Party upon receipt of same. Until any default, Debtor may procure the release of any item or Collateral from the security interest upon payment to Secured Party of such amount plus interest and charges. Secured Party shall take such action as is reasonably necessary in order to evidence the release of Secured Party’s security interest in such item(s) of Collateral (including the filing of Uniform Commercial Code Financing Statement Amendments reflecting such release).
9. Insurance and Risk of Loss.
All risk of loss, damage to or destruction of each item of Collateral shall at all times be on Debtor. Debtor will procure forthwith and maintain at Debtor’s expense insurance against all risks of loss or physical damage to each item of Collateral for the full insurable value thereof with insurance carriers reasonably satisfactory to Secured Party until such time that the Payoff Amount with respect to such item of Collateral shall have been received by Secured Party. Debtor shall promptly deliver each policy to Secured Party with a standard long-form mortgagee endorsement attached thereto showing loss payable to Secured Party and evidencing the carrier’s or broker’s obligation to provide Secured Party with not less than 30 days written notice of cancellation. As to Secured Party’s interest in such policy, no act or omission of Debtor or any of its officers, agents, employees or representatives shall affect the obligations of the insurer to pay the full amount of any loss.
Debtor hereby assigns to Secured Party any monies which may become payable under any such policy of insurance and irrevocably constitutes and appoints Secured Party as Debtor’s attorney in fact upon the occurrence and during the continuance of an Event of Default (as defined in Paragraph 10 below) (a) to hold each original insurance policy, (b) to make, settle and adjust claims under each policy of insurance, (c) to make claims for any monies which may become payable under such and other insurance on the Collateral including returned or unearned premiums, and (d) to endorse Debtor’s name on any check, draft or other instrument received in payment of claims or returned or unearned premiums under each policy to apply the funds to the payment of the Indebtedness; provided, however, that Secured Party is under no obligation to do any of the foregoing.
Should Debtor fail to furnish such insurance policy to Secured Party, or to maintain such policy in full force, or to pay any premium in whole or in part relating thereto, then Secured Party, without waiving or releasing any default or obligation by Debtor, may (but shall be under no obligation to) obtain and maintain insurance and pay the premium therefor on behalf of Debtor and charge the premium to the Indebtedness. The full amount of any such premium paid by Secured Party shall be payable by Debtor within ten (10) days after demand by Secured Party and failure to pay same shall constitute an Event of Default under this Security Agreement.
10. Events of Default; Acceleration.
A very important element of this Agreement is that Debtor make all its payments promptly as agreed upon. Also essential is that the Collateral continue to be in good condition and adequate security for the Indebtedness. The following are events of default (each an “Event of Default”) under this Agreement, which will allow Secured Party to take such action under this Paragraph 10 as it deems necessary:
(a)	Debtor fails to pay (i) the principal amount of any Loan at the time when due as set forth in the applicable Schedule or (ii) any interest, charges, fees, expenses or other monetary obligations owed by Debtor to Secured Party hereunder within five (5) days of the date when such obligation becomes delinquent;

(b)	Debtor breaches any warranty or provision hereof, or of said note or of any other instrument or agreement delivered by Debtor to Secured Party in connection with this or any other transaction;

(c)	Debtor fails to deliver any of the financial statements required under Paragraph 7(i);

(d)	Any representation or warranty of Debtor set forth herein shall prove to be incorrect in any material respect when made;

(e)	Debtor becomes insolvent or ceases to do business as a going concern;

(f)	it is determined that Debtor has given Secured Party materially misleading information regarding its financial condition;

(g)	any material portion of the Collateral is lost, destroyed and cannot be fixed;

(h)	a petition or complaint in bankruptcy or for arrangement or reorganization or for relief under any insolvency law is filed by or against Debtor or Debtor admits its inability to pay its debts as they mature;

(i)	property of Debtor is attached or a receiver is appointed for Debtor; or

(j)	any guarantor, surety, or endorser for Debtor dies, dissolves or becomes insolvent or any guaranty obtained in connection with this transaction is terminated or is or is asserted by the provider thereof to be unenforceable.
Upon the occurrence of an Event of Default, the Indebtedness herein described shall, if Secured Party shall so elect, become immediately due and payable. After acceleration:
     (i) the unpaid principal balance of the Indebtedness described in any Schedule in which interest has been precomputed shall bear interest at the rate of 18% per annum (or, if less, the maximum rate permitted by law) until paid in full; and
     (ii) the unpaid principal balance of the Indebtedness described in any Schedule in which interest has not been precomputed shall bear interest at the same rate as before acceleration until paid in full.
In no event shall Debtor upon demand by Secured Party for payment of the Indebtedness, by acceleration of the maturity thereof or otherwise, be obligated to pay any interest in excess of the amount permitted by law. Any acceleration of the Indebtedness, if elected by Secured Party, shall be subject to all applicable laws, including laws relating to rebates and refunds of unearned charges.
11. Secured Party’s Remedies After an Event of Default; Consent to Enter Premises.
Upon the occurrence of an Event of Default and at any time thereafter, Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable laws, including the right to any deficiency remaining after disposition of the Collateral, for which Debtor’s agrees to remain fully liable. Upon the occurrence of an Event of Default, Debtor agrees that Secured Party, by itself or its agent, may without notice to any person and without judicial process of any kind, enter into any premises or upon any land owned, leased or otherwise under the real or apparent control of Debtor or any agent of Debtor where the Collateral may be or where Secured Party believes the Collateral may be, and disassemble, render unusable and/or repossess all or any item of the Collateral, disconnecting and separating all Collateral from any other property and using all force necessary. Debtor expressly waives all further rights to possession of the Collateral after an Event of Default. Secured Party may require Debtor to assemble the Collateral and return it to Secured Party at a place to be designated by Secured Party, which is reasonably convenient to both parties.
Following the occurrence of an Event of Default, Secured Party may sell or lease the Collateral at a time and location of its choosing provided that Secured Party acts in good faith and in a commercially reasonable manner. Secured Party will give Debtor reasonable notice of the time and place of any public sales of the Collateral or of the time after which any private sale of the Collateral or any other intended disposition of the Collateral is to be made. Unless otherwise provided by law, the requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Debtor shown herein at least ten days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling and the like shall include reasonable attorneys’ fees and other reasonable legal expenses. Debtor understands that Secured Party’s rights are cumulative and not alternative.
12. Waiver of Events of Default; Agreement Inclusive.
Secured Party may in its sole discretion waive an Event of Default, or cure, at Debtor’s expense, an Event of Default. Any such waiver in a particular instance or of a particular Event of Default shall not be a waiver of other Events of Default or the same kind of Event of Default at another time. No modification or change in this Agreement or related Schedule shall bind Secured Party unless in writing signed by Secured Party. No oral agreement shall be binding.
13. Financing Statements; Certain Expenses.
Debtor authorizes Secured Party to file a financing statement with respect to the Collateral and ratifies the filing by Secured Party of any such financing statements previously filed. At the request of Secured Party, Debtor will execute any financing statements, agreements or documents, in form satisfactory to Secured Party, which Secured Party may deem reasonably necessary or advisable to establish and maintain a perfected security interest in the Collateral, and will pay the cost of filing or recording the same in all public offices deemed reasonably necessary or advisable by Secured Party. Debtor also agrees to pay all reasonable costs and expenses incurred by Secured Party in conducting UCC, tax or other lien searches against Debtor or the Collateral and such other reasonable fees as may be agreed.
14. Waiver of Defenses Acknowledgment.
If Secured Party assigns this Agreement to a third party (“Assignee”), then after delivery by Secured Party to Debtor of written notice of such assignment:
(a)	Debtor will make all payments directly to such Assignee at such place as Assignee may from time to time designate in writing;

(b)	Debtor agrees that it will settle all claims, defenses, setoffs and counterclaims it may have against Secured Party directly with Secured Party and will not set up any such claim, defense, setoff or counterclaim against Assignee, Secured Party hereby agreeing to remain responsible therefor;

(c)	Secured Party shall not be Assignee’s agent for any purpose and shall have no authority to change or modify this Agreement or any related document or instrument; and

(d)	Assignee shall have all of the rights and remedies of Secured Party hereunder but, unless expressly assumed by Assignee, none of Secured Party’s obligations.
15. Miscellaneous.
Debtor waives all exemptions. Secured Party may correct patent errors herein and fill in blanks as serial numbers, date of first payment and the like. Any provisions hereof contrary to, prohibited by or invalid under applicable laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining provisions hereof.

Debtor and Secured Party each hereby waive any right to a trial by jury in any action or proceeding with respect to, in connection with, or arising out of this Agreement, or any note or document delivered pursuant to this Agreement. Debtor acknowledges receipt of a true copy and waives acceptance hereof.
This Agreement is executed pursuant to authority of its Board of Directors. Except where the context otherwise requires, “Debtor” and “Secured Party” include the successors or assigns of those parties but nothing herein shall authorize Debtor to assign this Agreement or its rights in and to the Collateral. If more than one Debtor executes this Agreement, their obligations under this Agreement shall be joint and several.
If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in this Agreement or in any other agreement made in connection with this transaction, it is agreed that;
(a)	the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon this Agreement or any such other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law and any excess shall be credited to Debtor; and

(b)	if Secured Party elects to accelerate the maturity of, or if Debtor prepays the Indebtedness, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law, and any excess interest, if any, provided for in this Agreement or otherwise, shall be credited to Debtor automatically as of the date of acceleration or prepayment.
This Agreement shall be governed by and construed in accordance with the laws of the State of California.
This Agreement and the other documents described or contemplated herein represent the final agreement between the parties, embody the entire agreement and understanding between the parties hereto and thereto, supercede all prior agreements and understandings relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There is no unwritten oral agreement between the parties.

16. Special Provisions.
See Special Provisions Instructions below.
Dated:
Debtor:
Ironplanet, Inc.

By	/s/ Michael O’Donnell	Title	CFO

4695 Chabot Drive, Suite 102 Address

Pleasanton	CA	94588

City	State	Zip Code
Type of organization: Corporation
Jurisdiction of organization: Delaware
Organizational identification: 2979505
Location of chief executive office: 4695 Chabot Drive, Suite 102 Pleasanton, CA 94588
Secured Party:

FCC Equipment Financing Name of individual, corporation or partnership

By	/s/ William Hitchcock	Title	New Business Manager

P.O. Box 56347 Address

Jacksonville, FL		32241-6347

City	State	Zip Code
NOTICE: Do not use this form for transactions for personal, family or household purposes. For agricultural and other transactions subject to Federal and State regulations, consult legal counsel to determine documentation requirements.

FCC
Equipment
Financing	Master Wholesale Loan and Security Agreement
For use in all Uniform Commercial Code States
Attachment A
Customer Initial: MJO
TERMS OF FINANCING

Aggregate Facility Amount:	$7,500,000

Facility Expiration Date:	April 30, 2012

Minimum Loan Amount:	$1,000,000

Repayment Terms:	Accrued interest at the Facility Rate (as set forth below) on the outstanding principal amount of each Loan shall be payable on the first business day of each month, commencing on the first month following the funding date of such Loan. Any unpaid principal is payable in full on the Facility Expiration Date.

Facility Rate:	90-day LIBOR (“Libor Rate” shall mean for each monthly interest period, a rate of interest equal to the offered rate for deposits in United States Dollars for a period of ninety (90) days, which appears on Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on the second full business day of each monthly interest period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rate shall cease to be available from Telerate News Service, the Libor Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to FCC and Borrower.) plus 4.75% per annum.

Fees:	A facility fee of $75,000 shall be payable in full on the execution date of this Agreement. A take-down fee of 0.15% of the principal amount of each Loan shall be payable in full on the funding date of each Loan. The take-down fee may, at Debtor’s election, be deducted from proceeds of the Loan disbursed to Debtor.

Prepayment:	All or any portion of any Loan may, at Debtor’s election, be prepaid at any time without premium or penalty.

FCC
Equipment
Financing	Master Wholesale Loan and Security Agreement
For use in all Uniform Commercial Code States
Attachment B
Schedule No.
Schedule of Indebtedness and Collateral
To Master Wholesale Loan and Security Agreement (the “Agreement”), dated as of January 11, 2011, between the undersigned Secured Party and Debtor.
This Schedule of Indebtedness and Collateral incorporates the terms and conditions of the above-referenced Agreement.
This is Originally Executed Copy No. ___ of ___ originally executed copies. Only transfer of possession by Secured Party Originally Executed Copy No. 1 shall be effective for purposes of perfecting an interest in this Schedule by possession.
The purchase price to be paid by Debtor for the equipment listed on this Schedule is $_______.
The equipment listed on this Schedule will be located at:

Address	City	State	Zip Code
Debtor grants to Secured Party a security interest in the property described below, along with all present and future attachments and accessories thereto and replacements and proceeds thereof, including amounts payable under any insurance policy, all hereinafter referred to collectively as “Collateral.”
See attached Equipment Schedule A for complete collateral description
Collateral Description (Describe Collateral fully including make, kind of unit, model and serial numbers and any other pertinent information) and insert value for each item of Collateral per Paragraph 8 of the Master Loan and Security Agreement.

Debtor promises to pay Secured Party the total sum of $_____________, which represents the principal amount of the Loan, on or before the earlier of (a) ______________ and (b) the Facility Expiration Date (as set forth in Attachment A to the Agreement), together with interest on the outstanding amount thereof at the Facility Rate (as set forth in Attachment A to the Agreement). Accrued interest shall be payable on the first business day of each month commencing on ___________. Payment shall be made at the address of Secured Party shown on the Agreement or such other place as Secured Party may designate from time to time.
Market Disruption Event: If a Market Disruption Event occurs, the rate of interest payable under the Schedule of Indebtedness for each month that commences while such Market Disruption Event is continuing shall be the interest rate equal to the sum of (i) the “percentage” determined by FCC and (ii) the interest rate determined by FCC to be that rate which FCC estimates to be its cost of funding the Schedule of Indebtedness from whatever source(s) it may reasonably select.
“Market Disruption Event” means either (a) any event, development or circumstance (including any change in the financial markets) that in FCC’s reasonable judgment had or could reasonably be expected to cause or result in FCC being unable to obtain funds at the Borrowing Costs it assumed when calculating the Interest Rate, or (b) FCC is unable to determine with reasonable certainty the Interest Rate pursuant to the methodology set forth in the Schedule of Indebtedness.
“Borrowing Costs” means, as of the date of calculating, the interest rate FCC estimates it paid to borrow funds used to fund financing transactions. For purposes of clarification, Borrowing Costs may represent a blended rate of interest representing the interest payable under a variety of funding options.
Payment shall be made at the address of Secured Party shown on the Master Security Agreement or such other place as Secured Party may designate from time to time.
FCC Equipment Financing is an unincorporated division of Caterpillar Financial Services Corporation. FCC Equipment Financing is a registered trademark of Caterpillar, Inc.
“Contract Year” is a period of 365 consecutive days. The first “Contract Year” commences with the date hereof.
Accepted ________________
Secured Party:
FCC EQUIPMENT FINANCING

By	Title

Executed on

Debtor:
IRONPLANET, INC.

By	Title